Exhibit 99.1
NEWS RELEASE

Contact:	Jack Eversull
The Eversull Group
972-378-7917 or 972-571-1624
972-378-7981 (fax)

E-mail:	jack@theeversullgroup.com
Web Site:	www.atsi.net

ATSI Reports 1st Quarter FY2010 Results
- 37% Sequential Quarter over Quarter Growth -

San Antonio, Texas – December 14, 2009 – ATSI Communications, Inc. (OTCBB:ATSX) today announced results for the first quarter ended October 31, 2009.  The Company reported revenue of $4.9 million and gross profit of $280,000 for the 1st quarter.  Compared to the immediately preceding quarter, revenue increased by 37% and gross profit improved by 135%.   Adjusted for non-cash items, non-GAAP net loss for the first fiscal quarter of 2010 was $172,000.  The Company incurred $101,000 in non-cash expenses during the quarter ended October 31, 2009 that included depreciation, amortization, interest, and stock based compensation.

Arthur L. Smith, CEO of ATSI, stated, “We are pleased to report quarter over quarter revenue growth and a positive trend that has continued into our 2nd quarter.  We also expect to derive the full benefit of 1st quarter expense reductions during the 2nd quarter that combined with an improvement in gross profit should result in positive cash flow from operations for the month of January 2010.   Mr. Smith added, “We also made key operational progress during the quarter positioning ATSI as a technology enabler marketing new and innovative VoIP services that includes IP/PBX services, IP trunking, and customized VoIP solutions.  The addition of several new corporate customers during the period validates our strategy of marketing these new services through established channel partners.”

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principals, or GAAP, ATSI uses non-GAAP measures of operating income (loss), net income (loss) and income (loss) per share, which are adjustments from results based on GAAP to exclude non-cash expenses, including non-cash stock-based compensation in accordance with SFAS 123R. ATSI’s management believes the non-GAAP financial information provided in this release is useful to investors’ understanding and assessment of ATSI’s on-going core operations and prospects for the future. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP. Management uses both GAAP and non-GAAP information in evaluating and operating business internally and as such deemed it important to provide all this information to investors.

Net income before non-cash items is not a term defined by generally accepted accounting principles (GAAP) and may not be comparable to other similarly titled measurements used by other companies. Such non-GAAP measures should be considered in addition to, and not as a substitute for, performance measures calculated in accordance with GAAP. The accompanying table includes a detailed reconciliation of net loss reported in accordance with GAAP to net loss before non-cash items.

ATSI Communications, Inc. operates through its wholly owned subsidiary, Digerati Networks, Inc.  Digerati Networks is a premier global VoIP carrier serving rapidly expanding markets in Asia, Europe, the Middle East, and Latin America.  Through Digerati’s partnerships with established foreign carriers and network operators, interconnection and service agreements, and a NextPoint powered VoIP network, ATSI believes it has clear advantages over its competition.  ATSI also owns a minority interest of a subsidiary in Mexico, ATSI Comunicaciones, S.A. de C.V., which operates under a 30-year government issued telecommunications license.

The information in this news release includes certain forward-looking statements that are based upon management’s expectations and assumptions about certain risks and uncertainties that can affect future events.  Although management believes these assumptions and expectations to be reasonable on the date of this news release, these risks and uncertainties may cause actual events to differ material from managements those contained in this news release.  The risks and uncertainties include, but are not limited to, continuing as a going concern, availability and cost of our present vendors and suppliers, and absence of any change in government regulations or other costs associated with data transmission over the Internet or termination of transmissions in foreign countries.

ATSI COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three months ended October 31,
	2009	2008
OPERATING REVENUES:
VoIP services	$4,985	$7,136

Total operating revenues	4,985	7,136

OPERATING EXPENSES:
Cost of services (exclusive of depreciation and amortization)	4,705	6,566
Selling, general and administrative expense (exclusive of legal and professional fees)	368	533
Legal and professional fees	98	67
Bad debt expense	-	(20)
Depreciation and amortization expense	44	43
Total operating expenses	5,215	7,189

OPERATING LOSS	(230)	(53)

OTHER INCOME (EXPENSE):
Gain on early extinguishment of debt	-	108
Investment loss	-	(14)
Interest expense	(43)	(34)
Total other expense	(43)	60

NET INCOME (LOSS)	(273)	7

Net loss applicable to noncontrolling interest	24	-

NET INCOME (LOSS) TO COMMON STOCKHOLDERS	$(249)	$7

BASIC INCOME (LOSS) PER SHARE TO COMMON STOCKHOLDERS	$(0.01)	$0.00
DILUTED INCOME (LOSS) PER SHARE TO COMMON STOCKHOLDERS	$(0.01)	$0.00

WEIGHTED AVERAGE BASIC COMMON SHARES OUTSTANDING	45,504,120	39,677,598
WEIGHTED AVERAGE DILUTED COMMON SHARES OUTSTANDING	45,504,120	40,265,098

NET INCOME (LOSS) TO COMMON STOCKHOLDERS, as reported:	$(249)	$7

EXCLUDING NON-CASH ITEMS:
ADD:
Non-cash stock-based compensation, employees	14	62
Bad debt expense (recovery)	-	(20)
Depreciation and amortization	44	43
Investment loss	-	14
Interest expense	43	34
MINUS:
Gain on early extinguishment of debt	-	108
Net loss applicable to noncontrolling interest	24	-

NET INCOME (LOSS) TO COMMON STOCKHOLDERS
EXCLUDING NON-CASH ITEMS:	$(172)	$32